UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 10, 2020

TRIPLE-S MANAGEMENT CORPORATION

(Exact Name of Registrant as Specified in Charter)

Puerto Rico	001-33865	66-0555678
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Registrant’s telephone number, including area code: 787-749-4949

1441 F.D. Roosevelt Avenue, San Juan, Puerto Rico 00920
(Address of Principal Executive Offices and Zip Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock Class B, $1.00 par value	GTS	New York Stock Exchange (NYSE)

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On July 10, 2020, the Board of Directors (the “Board”) of Triple-S Management Corporation (the “Company”) increased the total number of directorship positions on the Board to nine (9) in accordance with the Company’s Amended and Restated Articles of Incorporation and Amended and Restated By-Laws. On the same date, upon recommendation of the Corporate Governance and Nominating Committee of the Board, the Board elected Dr. Stephen L. Ondra to serve as a Group 1 independent director of the Company and fill the vacancy created by the increase of the number of directorship positions on the Board.  Dr. Ondra’s appointment to the Board is effective October 1, 2020 and he will serve for a term that will expire at the 2021 annual shareholder’s meeting.

Dr. Ondra has served as the Chief Executive Officer of North Star Healthcare Consulting, a healthcare technology consulting company since 2017. From 2013 to 2016, Dr. Ondra served as the Senior Vice President and Chief Medical Officer of Health Care Service Corporation (“HCSC”), the largest customer-owned health insurance company in the United States, which operates as Blue Cross and Blue Shield in Illinois, Montana, New Mexico, Oklahoma and Texas. Prior to joining HCSC, Dr. Ondra returned to Northwestern Memorial Hospital as Senior Vice President and Chief Medical Officer where he had previously been a Professor of Neurosurgery and Residency Program Director at Northwestern University’s Feinberg School of Medicine, and the interim chair of Neurological Surgery.

In 2009, Dr. Ondra was appointed by President Barack Obama as the Senior Policy Advisor for Health Affairs at the U.S. Department of Veterans Affairs. He also served at the White House in the Executive Office of the President. At the White House, he served in several positions, including co-chair of the National Science and Technology Council for Health Information Technology, member of the Federal Health Information Technology Policy and Standards Committees, and member of the Implementation Deputy Group for the Affordable Care Act. Dr. Ondra currently serves as a Trustee of Illinois Wesleyan University and as a director on the board of directors of ElectroCore, Inc., a bioelectronic medicine company. He has also served on the board of TriWest Healthcare Alliance, the Louis B. Sullivan Institute for Healthcare Transformation, and chaired the scientific advisory boards for the Defense Spinal Cord/Column Injury and the Spine Blast Injury for the Department of Defense.

Upon the effectiveness of his appointment, Dr. Ondra is expected to serve as a member of the Enterprise Risk Management and the Compensation and Talent Development Committees of the Board.

There is no arrangement or understanding between Dr. Ondra and any other person under which Dr. Ondra was appointed as a director of the Company. For service as a non-management director, Dr. Ondra will receive an annual cash compensation of $80,000, paid in equal monthly installments, and equity compensation of $110,000, such compensation to be prorated for the portion of the year in which he serves as a director.

Dr. Ondra does not have any related party transactions that are required to be disclosed under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibit:

99.1	Press Release of the Company dated July 16, 2020, announcing the election of Dr. Ondra to serve as an independent director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIPLE-S MANAGEMENT CORPORATION

Date: July 16, 2020	By:	/s/ Roberto García Rodríguez
Name: Roberto García Rodríguez
Title: President and CEO